FOR IMMEDIATE RELEASE:

          PEORIA, IL . . . October 29, 1996 . . . CILCORP Inc. (NYSE & CSE: CER) announced today that its Board of Directors has adopted a shareholder rights plan designed to encourage anyone seeking to acquire the Company to negotiate with the Board and to ensure fair and equal treatment for all shareholders. The Board has declared the rights as a non-cash dividend to stockholders of record as of the close of business on November 12, 1996.

     Robert O. Viets, President and Chief Executive Officer, said the Board of Directors took today's action as part of its fiduciary responsibility to shareholders, and emphasized that he is not aware of any effort to acquire control of the Company.

     Under the shareholder rights plan, shareholders will receive one right for each share of common stock of the Company held, and that right will entitle the holder to buy, under certain circumstances, one-hundredth of a share of preferred stock. The rights will trade with the Company's common shares and will not be separately tradable and exercisable unless a person or group were to acquire 15 percent or more of the Company's outstanding common stock, or announce a tender or exchange offer that would result in the acquisition of 15 percent or more of the Company's outstanding stock.

     CILCORP Inc. can redeem the rights at $.001 per right before they become exercisable. The rights will expire at the close of business on November 12, 2006. Details of the plan are outlined in materials that will be mailed to shareholders shortly after the record date.

     The Company said the shareholder rights plan has no present tax consequences and does not affect earnings or the way its shares are traded.

     In adopting the plan, CILCORP Inc. joins more than 1,500 American public companies, including nearly half of the Fortune 500 companies and a substantial number of investor-owned utilities, which have adopted shareholder rights plans.

  FOR ADDITIONAL INFORMATION, CONTACT:
  Gary A. Ebeling
  Director-Investor Relations
  (309) 675-8810